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                                                                    EXHIBIT 99.1




Immediate                              Media: Gerald T. Mulligan (978) 749-2211
                                       Investors: Joseph F. Casey (978) 749-2213


                              ANDOVER BANCORP, INC.
                           ANNOUNCES PLANS TO ACQUIRE
                        GLOUCESTER BANK AND TRUST COMPANY

This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Andover Bancorp, Inc.'s actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of the risk factors set forth in its filings with the Securities and Exchange Commission and of changes in general economic conditions, changes in interest rates and changes in the assumptions used in making such forward-looking statements.

Andover, Massachusetts, January 27, 2000. Andover Bancorp, Inc. (NASDAQ:ANDB) (www.AndoverBank.com) announced that it has signed a definitive agreement to acquire GBT Bancorp, Inc. ("GBT") and its wholly-owned subsidiary, Gloucester Bank and Trust Company ("Gloucester"), a Massachusetts-chartered commercial bank with assets of $131.5 million. Under the terms of the agreement, Gloucester Bank and Trust Company will continue to operate, under its own name, as a commercial bank subsidiary of Andover Bancorp, Inc.

"Andover Bank ("Andover") and Gloucester Bank and Trust Company are ideal partners," stated Gerald T. Mulligan, Andover's CEO. "We are both customer-focused community banks with headquarters and operations in Essex County. Andover will benefit by Gloucester's success as a community commercial bank while Gloucester will benefit from Andover's expertise in residential and construction lending. Andover has been successful in growing its commercial loan and deposit base; the combination with Gloucester will further that goal. In addition, Gloucester's lower cost deposits should benefit the combined interest margin."

David Marsh, President of Gloucester Bank and Trust, stated, "We are extremely pleased to join Andover. Andover Bank is an excellent, highly profitable community bank, with a solid reputation, and an outstanding array of complementary products and services."

Mr. Mulligan also stated, "I am grateful that the Directors of Gloucester have agreed to continue to serve the Bank, its customers and community. Additionally, I am pleased that David Marsh, an original organizer of the Bank and central to its success, will continue as CEO."

                                                               Continued........
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Under the terms of the agreement, GBT shareholders may elect to receive cash of
$20.50 per share or .7543 shares of Andover Bancorp, Inc. common stock, or a combination thereof to the extent available. Based on yesterday's closing price of $26.75 per share of Andover Bancorp common stock, the transaction has a total value of approximately $16.2 million of which $8.1 million will be paid in cash. This price represents a deposit premium of 7.4%.

In accordance with the agreement, GBT granted Andover Bancorp an option to acquire, under certain terms and conditions, up to 19.9% of GBT's common stock at $20.50 per share. The option was granted as an inducement for Andover to enter into the agreement. The purchase, which is expected to be completed late in the second quarter of 2000, is subject to approval by GBT's shareholders as well as state and federal banking regulators. To the extent that they receive Andover Bancorp shares, the transaction is expected to be tax free to GBT shareholders.

Andover Bancorp, Inc. is the holding company parent of Andover Bank. Andover Bank is a Massachusetts-chartered savings bank organized in 1834 and headquartered in Andover, Massachusetts, approximately 25 miles north of downtown Boston. Andover Bank operates 12 banking offices in Andover, Lawrence, Methuen, North Andover and Tewksbury, Massachusetts, as well as Salem and Londonderry, New Hampshire.

                               ANDOVER/GLOUCESTER
                                   FACT SHEET
                      (INFORMATION AS OF DECEMBER 31, 1999)


                                      ANDOVER BANCORP, INC.        GBT BANCORP
                                      ---------------------        -----------
Total Assets                            $1,491.1 million         $131.2 million

Total Deposits                          $  968.5 million         $103.6 million

Net Loans                               $1,121.7 million         $ 88.9 million

Shareholders' Equity                    $  130.3 million         $  8.4 million

Net Income                              $   18.9 million         $   .7 million

Earnings per Share Diluted              $   2.82                 $ 0.92